Exhibit 5.1

January 31, 2025

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

Ladies and Gentlemen:

We have acted as special counsel to WiSA Technologies, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Company on January 31, 2025 with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed resale from time to time by the Selling Stockholders (as defined below) of up to 14,241,325 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), consisting of (a) up to an aggregate of 887,356 shares (the “Side Letter Shares”) of Common Stock issued pursuant to that certain side letter agreements between the Company and each Warrant Holder (as defined below) entered into on September 10, 2024 (the “Side Letter Agreements”), (b) up to an aggregate of 5,391,746 shares (the “Side Letter Warrant Shares”) of Common Stock, issuable upon exercise of certain common stock purchase warrants issued on December 20, 2024 pursuant to the Side Letter Agreements (the “Side Letter Warrants”), (c) up to an aggregate of 1,448,609 shares (the “September Inducement Warrant Shares”) of Common Stock issuable upon exercise of certain common stock purchase warrants issued to the Warrant Holders between September 10, 2024 and the end of 2024 (the “September Inducement Warrants”) pursuant to certain inducement agreements between the Company and each Warrant Holder entered into on September 10, 2024 (collectively, the “September Inducement Agreements”), (d) up to an aggregate of 2,513,703 shares (the “December Inducement Warrant Shares,” and together with the Side Letter Warrant Shares and September Inducement Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon exercise of certain common stock purchase warrants issued to the Warrant Holders in December 2024 (the “December Inducement Warrants” and together with the September Inducement Warrants and the Side Letter Warrants, the “Warrants”) pursuant to certain inducement agreements between the Company and each Warrant Holder entered into on December 20, 2024 (collectively, the “December Inducement Agreements”), and (e) up to 3,999,911 shares (the “DVH Shares,” and together with the Side Letter Shares and the Warrant Shares, the “Shares”) of Common Stock held by Data Vault Holdings Inc. (“DVH”). The holders of the Side Letter Shares and the Warrants are collectively referred to herein as the “Warrant Holders.” The Warrant Holders and DVH are collectively referred to herein as the “Selling Stockholders.”

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) Side Letter Agreements and all exhibits and schedules attached thereto, (iii) the Warrants, (iv) the September Inducement Agreements and all exhibits and schedules attached thereto, (v) the December Inducement Agreements and all exhibits and schedules attached thereto, (vi) the minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company, (vii) the certificate of incorporation and bylaws of the Company, each as restated and/or amended to date, and (viii) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. We have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Side Letter Shares and DVH Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable.

2.	The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when and if issued upon exercise of the Warrants in accordance with the terms of the respective Warrants, will be validly issued, fully paid and nonassessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP